EXHIBIT 99.1
[Company Logo]
                                                                        CONTACT:
                                                         Kathryn Morris, PURADYN
                                              Director, Corporate Communications
                                                         (T) 561 547 9499, x 226
                                                  investor-relations@puradyn.com
                                                          http://www.puradyn.com

             PURADYN APPOINTS JOSEPH V. VITTORIA AS CHAIRMAN AND CEO
-Former longtime CEO Richard C. Ford will remain with Company as Vice-Chairman-

         BOYNTON BEACH, FL - [OCTOBER 25, 2006] - PURADYN FILTER TECHNOLOGIES INCORPORATED (OTCBB: PFTI) the global bypass oil filtration system provider, today announced that Chairman Joseph V. Vittoria has been appointed by the Board of Directors to the position of Chief Executive Officer as well as Chairman.

         Richard C. Ford, who has been with Puradyn since 1987, has stepped down as CEO as of October 23, 2006. Mr. Ford will remain on the Board of Directors as Vice-Chairman and will focus on developing specific and targeted accounts within the Company.

         Mr. Ford stated, "After serving almost 20 years at the helm of Puradyn, it's in the best interests of the Company to effect a change. I'm now able to promote the product without the daily obligations of directing a public company. Joe Vittoria is highly respected in the business arena; given his successful track record and knowledge of the product and Company, he's the ideal person to take the reins as Chairman and CEO."

         Mr. Vittoria has an extensive business background that includes serving as Chairman and CEO of Avis, Inc. for ten years. He negotiated the management acquisition of Avis in 1986 and one year later converted Avis to the then-largest Employee Stock Option Plan (ESOP) ever established, creating what was considered an industry-wide ESOP business model. In 1997, Mr. Vittoria coordinated the sale of the Avis ESOP and retired. Several months later, he helped create Travel Services International, Inc. (TSI) leading an immediate IPO at its founding and later selling the Company to a large British tour operator. Mr. Vittoria also serves on the boards of Autoeurope, Inc. and Flexcar, Inc.

         Mr. Vittoria stated, "In 1999, following the successful sale of TSI, I was introduced to Puradyn and recognizing the tremendous potential in this Company, I soon accepted the role as Chairman."

         Mr. Vittoria continued, "I quickly learned that educating the diesel engine market about a product that changes the method of servicing these engines required long periods of testing and evaluation, which we have achieved over the past several years. I am convinced that we have established a solid base and firmly believe the Company is now poised to break onto the next level. The PURADYN(R) bypass filter system is a unique product that has proved many times over its ability to conserve oil, protect the environment and save money for the end-user.

         "Richard has been with Puradyn since 1987 and his contribution and knowledge of the product are extensive. In addition to handling specific accounts he will continue to serve on the Board as Vice-Chairman. Richard will

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be getting back to the hands-on work he loves - selling; and I will be drawing upon my business experiences to direct the Company to the forefront of the bypass filter industry."

         Mr. Vittoria concluded, "As a show of confidence in where the Company is positioned at this time, we have both chosen not to receive any salaries. As Richard and I are major stockholders, our compensation will be linked to long-term share performance for the benefit of all our stockholders." Messrs. Vittoria and Ford own 2,878,536 million shares, or 11.4%, and 3,225,651 million shares, or 12.7%, respectively, of the Company's outstanding common shares.

     For more information on Puradyn and the PURADYN(R) bypass oil filtration system, contact Puradyn at +1 561 547 9499 or go to http://www.puradyn.com.

ABOUT PURADYN FILTER TECHNOLOGIES INCORPORATED

Puradyn (OTCBB: PFTI) designs, manufactures and markets the PURADYN(R) Bypass Oil Filtration System, the most effective filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $13 billion potential industry. PURADYN(R) equipment has been certified as a `Pollution Prevention Technology' by the California Environmental Protection Agency and was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze performance, benefits and cost analysis of bypass oil filtration technology.

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FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES
OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER
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RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET
CUSTOMERS' NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.